Exhibit 99.1

Interpace Biosciences Announces Record Second Quarter 2024 Financial and Business Results

●	Q2 Revenue of $12.0 million; a $1.0M and 9% increase year-over-year
●	Q2 Test volume up 12% year-over-year to record levels
●	Q2 Cash collections of $11.0M; a $0.7M and 7% increase year-over-year
●	Q2 Volume, Revenue, and Profitability at all-time record levels

PARSIPPANY, NJ, Aug 1, 2024 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the second quarter ended June 30, 2024 and provided a business and financial update.

Second quarter Net Revenue was $12.0 million. Operating expenses for the second quarter were approximately 14% lower than the same period of 2023. Income from continuing operations in the second quarter of 2024 was $2.1 million, an improvement from the prior-year quarter of $1.7 million. “The Company achieved record test volume, revenue, and cash collections, while reducing operating expenses, in the second quarter of 2024. Test volume, test revenue, and cash collections increased over the prior-year quarter, driven by increased volume and collection initiatives,” said Chris McCarthy, Chief Financial Officer. “The cash position of the Company allowed for additional investments in our sales force, while simultaneously improving income from continuing operations. This also supported additional principal payments on our long-term debt agreement, continuing to improve the Company’s balance sheet.” McCarthy added.

“Q2 2024 represented record testing volume for the Company, resulting in the achievement of continued profitability and positive cash flow,” stated Tom Burnell, President and CEO. “Continued adoption of the Company’s proprietary molecular diagnostics tests (ThyGeNEXT® + ThyraMIR®v2 and PancraGEN®) by physicians and medical professionals has fueled the continued growth trajectory of the Company.” Burnell added, “Q2 2024 marked the sixteenth consecutive quarter of year-over-year volume growth for the Company.”

“Interpace is uniquely positioned with our portfolio of testing services that offer physicians both confidence and convenience when determining patient management strategies of surgery or surveillance,” said Rob Renjilian, Senior Vice President of Marketing. He added “Our testing platform for indeterminate thyroid nodules provides very high NPV and PPV results. This allows physicians the ability to both rule-in and rule-out thyroid cancer, while also offering the convenience of simple specimen handling because no vial refrigeration or ice for shipping are needed.” Mr. Renjilian continued, “Splitting and sending specimens to different labs is not needed when using Interpace’s testing services for pancreatic cyst fluid. With one specimen, we can run first-line fluid chemistry tests, such as CEA and glucose, and also provide molecular testing when indicated. Our testing differentiates pancreatic cysts from high to low malignancy potential with reliable clinical outcomes proven by up to 8 years of follow-up.”

Second Quarter and 2024 Financial Performance

For the Second Quarter of 2024 as Compared to the Second Quarter of 2023

●	Net Revenue was $12.0 million, an increase of 9% from $11.0 million for the prior-year quarter

●	Gross Profit percentage was approximately 62% in both the current and prior-year quarters

●	Operating income was $2.2 million vs $0.8 million in the prior-year quarter

●	Income from continuing operations was $2.1 million vs $0.4 million in the prior-year quarter

●	Adjusted EBITDA was $2.3 million vs $1.3 million in the prior-year quarter

●	Q2 2024 cash collections totaled $11.0 million, an increase of 7% from $10.2 million for the prior-year quarter

●	June 30, 2024 cash balance was $2.0 million vs June 30, 2023 cash balance of $5.1 million, driven by $4.6 million additional long-term debt paydown

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the reimbursement of the Company’s tests being subject to review by CMS, the Company’s ability to continue to perform, bill and receive reimbursement for our PancraGEN® molecular test under the existing local coverage determination (“LCD”), given that such LCD is currently under review by Novitas Solutions, Inc., the Company’s Medicare administrative contractor, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with Comerica Bank and BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the possible removal of the Company’s common stock from trading on the OTCQX®.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenue, net	$12,001	$11,026	$22,273	$20,853
Cost of revenue	4,611	4,191	8,812	8,039
Gross Profit	7,390	6,835	13,461	12,814

Sales and marketing	2,887	2,605	5,707	4,947
Research and development	146	186	283	335
General and administrative	2,141	2,894	4,381	5,389
Acquisition amortization expense	-	318	-	635
Total operating expenses	5,174	6,003	10,371	11,306

Operating income	2,216	832	3,090	1,508
Interest accretion expense	(12)	(31)	(30)	(66)
Note payable interest	(176)	(228)	(373)	(453)
Other income (expense), net	71	(174)	(12)	(156)
Income from continuing operations before tax	2,099	399	2,675	833
Provision for income taxes	4	4	8	8
Income from continuing operations	2,095	395	2,667	825

Loss from discontinued operations, net of tax	(74)	(220)	(178)	(299)

Net income	$2,021	$175	$2,489	$526

Basic income (loss) per share of common stock:
From continuing operations	$0.48	$0.09	$0.61	$0.19
From discontinued operations	(0.02)	(0.05)	(0.04)	(0.07)
Net income per basic share of common stock	$0.46	$0.04	$0.57	$0.12

Diluted income (loss) per share of common stock:
From continuing operations	$0.48	$0.09	$0.61	$0.19
From discontinued operations	(0.02)	(0.05)	(0.04)	(0.07)
Net income per diluted share of common stock	$0.46	$0.04	$0.57	$0.12

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,376	4,311	4,373	4,309
Diluted	4,401	4,316	4,393	4,313

Selected Balance Sheet Data (unaudited)

($ in thousands)

	June 30,	December 31,
	2024	2023
Cash and cash equivalents	$2,019	$3,498

Total current assets	10,125	10,322
Total current liabilities	19,030	17,474

Total assets	12,931	13,021
Total liabilities	25,462	28,157
Total stockholders' deficit	(59,067)	(61,672)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Six Months Ended
	June 30,
	2024	2023
Net income	$2,489	$526

Net cash provided by operating activities	$1,346	$1,544
Net cash used in investing activities	(225)	(293)
Net cash used in financing activities	(2,600)	(1,000)
Change in cash and cash equivalents	(1,479)	251
Cash and cash equivalents – beginning	3,498	4,828
Cash and cash equivalents – ending	$2,019	$5,079

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Income from continuing operations (GAAP Basis)	$2,095	$395	$2,667	$825
Depreciation and amortization	67	357	119	714
Stock-based compensation	53	157	132	349
Taxes expense	4	4	8	8
Interest accretion expense	12	31	30	66
Note payable interest	176	228	373	453
Interest income	(14)	(13)	(29)	(13)
Change in fair value of note payable	(57)	165	41	142
Adjusted EBITDA	$2,336	$1,324	$3,341	$2,544

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including change in fair values of notes payable and contingent consideration. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.